NORWEST FINANCIAL, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  Exhibit (12)

                      Three
                      Months
                      Ended
                    March 31,
                      1997                    Years Ended December
31,

                                               (Thousands of Dollars)

                                1996      1995      1994      1993      1992

Net earnings        $ 62,777  $276,331  $267,941  $223,340  $203,297  $164,204

Add:

    Fixed charges:

    Interest including
    amortization of
    debt expense      92,879   372,859   359,079   259,605   242,440   236,337

    One-third of
    rentals*           2,793    10,748    10,317     9,747    10,146     8,207

    Total fixed
    charges           95,672   383,607   369,396   269,352   252,586   244,544

    Provision for
    income taxes      34,082   148,096   147,873   116,900   104,228    84,334

Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"        $192,531  $808,034  $785,210  $609,592  $560,111  $493,082

Ratio of earnings
  to fixed charges      2.01      2.11      2.13      2.26      2.22      2.02


*One-third of rentals is deemed representative of the interest factor.